Exhibit 4.3

CERTIFICATE AND CONSENT

TO:	British Columbia Securities Commission Alberta Securities Commission Ontario Securities Commission Autorité des marchés financiers (Québec)

AND TO:	Fasken Martineau DuMoulin LLP

RE:	Offer to Purchase and Circular of First Quantum Minerals Ltd. Minerals Ltd.

I, Douglas J. Jack, hereby certify that I am a qualified person as described in National Instrument 43-101. I am a co- author of the technical report entitled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo”, dated June 9, 2005 (the “Technical Report”) prepared for First Quantum Minerals Ltd.

I further certify that I have read the disclosure in the offer to purchase and circular of First Quantum Minerals Ltd. dated February 2, 2006, together with the documents incorporated by reference therein, (collectively, the “Circular”) which includes disclosure derived from the Technical Report and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report that is contained in the Circular or that the disclosure in the Circular contains any misrepresentation of the information contained in the Technical Report.

I consent to the filing of the Technical Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Autorité des marchés financiers (Québec) and to the disclosure of the Technical Report, as well as any extracts from and summary of the Technical Report, in the Circular.

Dated this 2nd day of February, 2006.

/s/ Douglas J. Jack Douglas J. Jack
B.Sc (Eng)(Mining Geology)(Wits) MSc (Univ Tasmania)

CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo”, dated June 9, 2005, (the “Technical Report”) prepared for First Quantum Minerals Ltd. (the “Issuer”), I, Douglas J. Jack, do hereby certify that:

1.	I am Exploration Manager, Southern Pedicle, First Quantum Minerals, Sakania, Democratic Republic of Congo.

2.	My residential address is: 29 Lualaba Road Kansenshi Ndola Zambia. I graduated with a B.Sc. in Mining Geology and Engineering from the University of Witswatersrand, South Africa in 1977 and received an M.Sc. from the University of Tasmania in 1990.

3.	I have worked continuously as an economic geologist for a total of 29 years since my graduation from university.

4.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I am responsible for the preparation of the Technical Report. The mineral resource was carried out by an independent consultant. I have visited the site on numerous occasions since October 2003.

6.	I have had prior involvement with the property that is the subject of the Technical Report. I have been involved in the design and implementation of all the Issuer’s exploration on the Frontier project since its inception in 2001.

7.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

8.	I am independent of the Issuer applying all of the tests in section 1.5 of National Instrument 43-101.

9.	I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 2nd day of February, 2006.

/s/ Douglas J. Jack Douglas J. Jack
B.Sc (Eng)(Mining Geology)(Wits) MSc (Univ Tasmania)